Exhibit 10(e)

EXECUTIVE VICE PRESIDENT EMPLOYMENT AGREEMENT

This Executive Vice President Employment Agreement (“Agreement”) is made this        day of March, 2007, between MICHAEL T. STORM (“Mr. Storm”), an individual, and CommerceFirst Bank, a subsidiary of CommerceFirst Bancorp, Inc. (Holding Company), a Maryland Commercial Banking Corporation, with its principal place of business at 1804 West Street, P.O. Box 2249, Annapolis, Maryland 21404, its successors, and assigns (“the Bank”).

RECITALS

WHEREAS, the Bank is engaged in business as a Maryland commercial bank whose principal office is located in Annapolis, Maryland.

WHEREAS, Mr. Storm is willing to be employed by the Bank, and the Bank is willing to employ Mr. Storm on the terms, covenants, and conditions hereinafter set forth.

NOW THERFORE, for the reasons set forth above and in consideration of the mutual promises and agreements set forth below, the Bank and Mr. Storm agree as follows:

ARTICLE I. EMPLOYMENT

1.1           Employment by the Bank.  The Bank shall initially employ Mr. Storm as its Senior Vice President and Chief Financial Officer, and Mr. Storm accepts such employment subject to the general supervision, advice, and direction of the Board of Directors of the Bank.  On January 1, 2008, Mr. Storm will be promoted to the positions of Executive Vice President and Chief Operations Officer, while continuing to serve as the Bank’s Chief Financial Officer.  Mr. Storm will report directly to the President and Chief Executive Officer of the Bank (hereinafter the “President”) and shall be under the direction of the President and the Board of Directors.

1.2.          General Duties.  Mr. Storm will perform such duties as are customarily performed by persons holding such positions in the banking industry, including but not limited to the following:

                                1.2.1        The coordination and participation in such meetings, conferences and events as the President and/or Board of Directors may require from time to time.  Such meetings and/or conferences shall include meetings and/or conferences with the Board of Directors, suppliers of goods or services, federal and state regulators, potential and active investors in the Bank, legal counsel, accountants and consultants for the Bank.

                                1.2.2        The coordination and leadership of the efforts of the Bank to achieve, maintain and continue any and all necessary and/or appropriate federal and state regulatory approvals and permissions prerequisite to the successful operation of the Bank, including the coordination of the professional services of legal counsel, accountants and consultants for the Bank.

                                1.2.3        The provision of any and all services necessary, appropriate and/or helpful to operations of the Bank at a minimum of additional cost or overhead to the Bank.

                                1.2.4        The preparation and provision of updates, status reports and such other data and information as may be reasonably required by the Bank and federal and state regulators.

                                1.2.5        Subject to the guidelines and/or criteria established by the Bank, the hiring, promotion, supervision, retention and discharge of all employees within the departments or division headed by Mr. Storm.

                                1.2.6        Assistance in the formulation and implementation of employee personnel policies and benefits, subject to approval by the Board of Directors of the Bank.

                                1.2.7        The promotion of the reputation and business of the Bank within the community.

                                1.2.8        The advancement of the business purposes of the Bank, including, but not limited to, business development, customer, deposit and public relations.

                                1.2.9        Supervision of the maintenance of the books and accounts and the supervision and maintenance of accounts payable and expenses of the Bank and the reporting of the status thereof to the President and/or the Board of Directors.

                                1.2.10      To be present or available at the offices of the Bank during normal business hours (which shall mean an average of not less than Forty (40) hours per week) and such additional hours as may be necessary or appropriate to work for the Bank and to assist, direct or supervise the operations and other employees of the Bank upon such terms, conditions, rules, policies and regulations as may be set by the Board of Directors of the Bank from time to time.

 1.3          Performance of Services.  Mr. Storm agrees to use his best efforts to perform all duties required of and from him by the Bank, respectively, pursuant to the express and implicit terms hereof, to the reasonable satisfaction of the Bank. Such duties will be rendered at the Bank’s principal office or other places as the interests, needs, business, or opportunity of the Bank require. Mr. Storm warrants and represents that he has the training, experience, and knowledge to perform the duties of his position, and that he is not restricted or limited in doing so by any contractual obligations, conflicts of interest, bank or securities regulatory orders, rules, regulations, memoranda or otherwise.

ARTICLE II.  TERM OF EMPLOYMENT

2.1           Term.  This Agreement is effective upon execution of the agreement (the “Execution Date”). Employment is to begin on or about September 1, 2007 (the “Commencement Date”) and for a term of Five (5) years thereafter unless sooner terminated by either party pursuant to the terms of this Agreement. The Bank understands and agrees that the exact date  Mr. Storm will begin employment with the Bank may be subject to his completion of duties involving the merger of his current employer, which time for completion is not under his control, provided however, that in no event shall Mr. Storm’s Commencement Date be later than November 1, 2007..

ARTICLE III.  COMPENSATION AND BENEFITS

3.1           Annual Base Salary.  The aggregate initial annual base compensation payable to Mr. Storm for all of his services under this Agreement shall be ONE HUNDRED FORTY THOUSAND DOLLARS ($140,000.00) per annum.

3.2           Vehicle or Vehicle Allowance.  The Bank will provide Mr. Storm a monthly vehicle allowance of $500.

3.3           Base Salary Increases.  Beginning one year from the Commencement Date, the Board of Directors of the Bank shall undertake an annual review of and will adjust Mr. Storm’s Base Salary according to plans, goals and criteria set by the Board of Directors from time to time.

3.4           Insurance and Vacation.  The Bank will cover 100% of COBRA costs incurred by Mr. Storm, if any, until coverage is provided by the Bank’s health care plan.  Additionally, the Bank will purchase a term life insurance policy to be owned by Mr. Storm in the amount of Three Hundred Thousand Dollars ($300,000) insuring the life of Mr. Storm. Mr. Storm will be eligible for all vacation plans of senior officers subject to the existing program as defined in the Bank’s Personnel Manual.

3.5           Annual Incentive Bonus.  The Bank may pay an incentive cash bonus to Mr. Storm annually as soon as practicable following the close of calendar year 2008 and each calendar year.  Any such incentive bonus shall be determined by the Board of Directors of the Bank on an annual basis according to plans, goals and criteria set by the Board of Directors from time to time.

3.6           Additional Benefits. During the term of Mr. Storm’s employment with the Bank, the Bank will reimburse Mr. Storm for his AICPA and MACPA dues as well as the cost of attending training classes, seminars and other events to attain required CPE credits as a Certified Public Accountant.

ARTICLE IV.  OTHER EMPLOYMENT

4.1           Duty of Loyalty.  The Bank will be entitled to all benefits, profits, or other issues arising from or incident to all work, services, and advice of Mr. Storm. On and after the Commencement Date, Mr. Storm will devote his full business and productive time, ability, and attention to his duties for the Bank. Mr. Storm will not, during the term hereof, be interested directly or indirectly, in any manner, as a compensated partner, officer, director, advisor, employee, or in any other similar capacity, in any other business. This provision does not prohibit Mr. Storm from:

                                4.1.1        Making passive investments;

                                4.1.2        Engaging in religious, charitable or other community or nonprofit activities that do not impair his ability to fulfill his duties and responsibilities under this Agreement; and

                                4.1.3        Serving with the approval of the Bank, on the board of directors of a company, subject to the prohibitions set forth in Articles 8 and 9, and provided that Mr. Storm will not render any material services with respect to the operations or affairs of any such company.

ARTICLE V.  CONDITIONS OF AGREEMENT

5.1           Compliance With Regulatory Requirements.  Should any terms or conditions of this Agreement, upon subsequent detailed review by legal counsel and federal or state regulators, be found to be not in compliance with federal or state regulations, or should any terms or conditions required to be included herein by such regulations be absent, this Agreement may be terminated by the Bank if the parties hereto cannot agree upon such additions or deletions as may be deemed necessary or appropriate under such federal or state regulations and the interpretations thereof.

ARTICLE VI.  RIGHTS TO TERMINATE AGREEMENT

6.1           Breach or Default Under Agreement.  Either party may terminate this Agreement for breach or default as provided hereinbelow.

6.2           Termination Without Cause. If Mr. Storm is not in breach or default of this Agreement and the Bank terminates him for any reason and under any procedure other than those specified in Section 6.3, below, then the annual base salary and all insurance and other benefits provided for hereinabove shall continue for a period of Six (6) months from and after the termination date if such termination be without cause.

6.3           Termination With Cause; Procedure.

                6.3.1        Termination of Compensation.  If the Bank terminates Mr. Storm for Cause as set forth in this Section 6.3, then the compensation payments provided for herein shall cease.

                6.3.2        Definition of Cause.  Under this Agreement, “Cause” shall be defined to be:

                                (a)           Any willful act or action on the part of Mr. Storm done in connection with or associated with the services rendered by Mr. Storm under this Agreement for which a criminal prosecution (other than traffic and misdemeanor actions) is commenced by the prosecuting authorities in the jurisdiction in which such act or action occurred.  For the purposes of this Agreement, the commencement of a criminal prosecution shall be deemed to have occurred upon the filing of criminal information against Mr. Storm or the indictment of Mr. Storm by any local, state or federal authority.

                                (b)           Any act of theft, fraud, deceit, misrepresentation, assault or battery done by Mr. Storm in connection with or associated with the services rendered by Mr. Storm to the Bank under this Agreement.

                                (c)           Any act, action, failure to act or omission which constitutes gross misconduct or gross negligence in connection with the services rendered by Mr. Storm under this Agreement, provided that the procedures of Section 6.3.3 are followed.

                                (d)           Any termination following a default of this Agreement by Mr. Storm, pursuant to the provisions of Article XI, below.

                                6.3.3        Procedure For Termination With Cause.  The procedure for termination with Cause shall be as follows:

                                                (a)           For any reason specified in Section 6.3.2(a), Mr. Storm shall be terminated upon the commencement of prosecution, as of the date of the act to which that Section applies.

                                                (b)           For any reason specified in Sections 6.3.2(b) or 6.3.2(c), the Bank shall give Mr. Storm written notice of the Cause alleged to be the basis for Mr. Storm’s termination.  Mr. Storm shall, thereafter, have a period of Thirty (30) days from the date of the receipt of the written notice in which to dispute and/or explain the situation(s) referred to in the written notice.  If Mr. Storm does not respond to the written notice, Mr. Storm shall be deemed to have agreed to the allegations contained therein and the termination shall be effective as of the date of the written notice.  If Mr. Storm disputes the allegations contained in the written notice, Mr. Storm shall notify the Bank in writing within the time period set forth above and the Bank shall set up a meeting to discuss a resolution of the dispute.  If the parties do not reach agreement within Forty-five (45) days of the written notice of the Bank, the Bank, by a majority of their respective Board of Directors, shall have the right to terminate Mr. Storm and to discontinue the compensation provided hereunder to Mr. Storm.  If Mr. Storm nevertheless still disagrees that his termination was proper under the terms of this Agreement, both parties hereto by their execution hereof agree to submit to binding arbitration under the rules, regulations and procedures of the American Arbitration Association.

                6.4           Death or Disability.  If Mr. Storm should be unable to perform his professional duties due to death or disability (defined as Sixty (60) consecutive days unavailable or unable to perform work), then the compensation provided for hereinabove shall cease, but Mr. Storm shall not be liable to the Bank for any damages for advanced wages.

                6.5           Survival of Restrictions.  In the event of a termination of this Agreement, all covenants and restrictions contained herein shall survive the termination and shall continue in full force and effect as provided for herein.

ARTICLE VII.  REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1           Representations and Warranties of Mr. Storm.  Mr. Storm represents and warrants to the Bank the following:

                7.1.1        Information Supplied to the Bank.  All information and data, including but not limited to, personal data, work histories, salaries and responsibilities, represented and provided to the Bank by Mr. Storm in his application for the positions of Senior Vice President, Executive Vice President, Chief Financial Officer and Chief Operating Officer of the Bank prior to the execution of this Agreement are true and correct in all material respects and Mr. Storm has not stated any facts or circumstances to the Bank the statement or omission of which would cause Mr. Storm’s applications to be false or misleading in any material respect.

                7.1.2        Prior Employment Agreements.  As of the Commencement Date, Mr. Storm will not be a party to or bound by any employment, consulting or other type of agreement, nor has he been a party to or bound by any such agreement which would be breached by, or of which Mr. Storm would be in default, by virtue of any provision contained in this Agreement.

                7.1.3        Regulatory Approval.  To the best of Mr. Storm’s knowledge, information and belief, there are no facts or circumstances contained in Mr. Storm’s personal or professional history which are likely to, or which in fact will, cause any federal or state regulatory disapproval of Mr. Storm for the eventual positions of Senior Vice President, Executive Vice President Chief Financial Officer and Chief Operating Officer of the Bank.

7.2           Covenants of Mr. Storm.  For a period of one year from and after the last day Mr. Storm performs services for compensation on behalf of the Bank, Mr. Storm covenants and agrees that he:

                7.2.1        Shall not directly or indirectly disparage the business of the Bank, nor disclose any confidential information relating to the business, processes, trade secrets, procedures, computer software or other information of the Bank learned by him as an employee of the Bank, to any person, firm or corporation, whether such person, firm or corporation shall be a present or former customer or employee of the Bank.

                7.2.2        Shall not directly or indirectly discuss or disclose to any other person, firm or corporation the names of past, present or future customers of the Bank.

ARTICLE VIII.  CONFIDENTIAL INFORMATION

8.1           Proprietary Information.  Mr. Storm acknowledges that upon acceptance of employment with the Bank hereunder, he will be making use of, acquiring and adding to the confidential and proprietary information of the Bank not generally known or disclosed to others.  Such confidential information shall be of a special and unique nature and value relating to such matters as, but not limited to the business operations, internal structure, financial affairs, programs, software, systems, procedures, manuals, confidential reports, and sales and marketing methods of the Bank, as well as the amount, nature and type of services, and customers of the Bank, all of which shall be deemed to be confidential information.  Mr. Storm acknowledges that such confidential information has been and will continue to be of central importance to the business of the Bank, respectively, and that disclosure of it or its use by others could cause substantial loss to the Bank.  In consideration of his anticipated and thereafter continued employment by the Bank, upon acceptance hereof, Mr. Storm agrees that during the entire period of his employment with the Bank, and upon and after leaving the employ of the Bank for any reason whatsoever, Mr. Storm shall not, directly or indirectly, divulge, reveal, report, publish, transfer, or disclose to any person or entity any of such confidential information which was obtained by Mr. Storm as a result of Mr. Storm’s employment with the Bank, as the case may be, nor shall Mr. Storm reveal to any person or entity any trade secrets of the Bank, but Mr. Storm shall hold all of the same confidential and inviolate.

                8.2           Property of the Bank.  All contracts, agreements, forms, financial books, records, instruments and documents, supplier lists, memoranda, data, reports, programs, software, tapes, rolodexes, telephone and address books, letters, research, listings, programming, and any other instruments, records or documents relating or pertaining to the Bank (hereinafter referred to as “Records”) shall at all times be and remain the property of the Bank respectively.  Upon termination of Mr. Storm’s employment with the Bank for any reason whatsoever, Mr. Storm shall return to the Bank all Records (whether furnished by the Bank, by a third party or prepared by Mr. Storm), and Mr. Storm shall neither make nor retain any copies of any such Records after such termination.

8.3           Inventions and Creations.  All inventions and other creations, whether or not patentable or copyrightable, and reports and other creative works, including, without limitation, innovations, manuals or other materials, made or conceived in whole or in part by Mr. Storm while employed by the Bank, which relate in any manner whatsoever to the business, existing or proposed of the Bank or any other business or research development effort in which the Bank or any of their respective subsidiaries or affiliates engages during Mr. Storm’s employment by the Bank, will be disclosed promptly by Mr. Storm to the Bank and shall be the sole and exclusive property of the Bank.

ARTICLE IX.  CHANGE OF CONTROL

                9.1      Change of Control of the Holding Company and/or Bank.  In the event of a change of control of the Holding Company or Bank (as herein defined), Mr. Storm will have the option, exercisable within Twelve (12) months from the date of said change of control, to elect either:

                                9.1.1        To continue his employment with the Bank and/or Holding Company under the terms of this Agreement with the consent of the Bank and/or Holding Company;

                                9.1.2        To execute a new employment  agreement as Executive Vice President, Chief Operations Officer and Chief Financial Officer of the bank on terms mutually agreeable; or,

                                9.1.3        To resign his employment with Thirty (30) days written notice and be entitled to up to Two (2) years salary paid in equal monthly payments over the subsequent Twelve (12) month period  (hereinafter the “Change in Control Compensation”), without any additional benefits, subject, however, to the following vesting schedule:

Vesting Schedule:

(a)                                  Prior to January 1, 2009 — 0% of the Change in Control Compensation;

(b)                                 During 2009 — 20% of the Change in Control Compensation;

(c)                                  During 2010 — 40% of the Change in Control Compensation;

(d)                                 During 2011 — 60% of the Change in Control Compensation;

(e)                                  During 2012 — 80% of the Change in Control Compensation;

                                (f)            During 2013 and beyond — 100% of the Change in Control Compensation.

9.2.          Termination Without Cause Following Change of Control.  If the Bank terminates Mr. Storm without cause within Twelve (12) months after a Change of Control of the Holding Company, the Bank will pay Mr. Storm the Change in Control Compensation, subject to the Vesting Schedule.

9.3           Termination With Cause, Death or Disability Following Change of Control.  If Mr. Storm’s employment with the Bank is terminated after a Change of Control of the Holding Company for Cause, or due to his death, the Bank will have no Change in Control Compensation obligation to him under the terms of this Agreement.

9.4           Continued Employment Following Change of Control.  In the event that Mr. Storm remains employed by the Bank under the terms of this Agreement for more than Twelve (12) months following a Change of Control, the provisions of Article VI will apply to any subsequent termination.

9.5           Change of Control Defined.  For purposes of this Agreement, a “Change of Control” is defined as:

                9.5.1        A transaction or series of transactions occurring in which any one person, or more than one person acting as a group (excluding for this purpose the stockholders of record as of the Execution Date of this Agreement, to the extent such stockholders comprise the majority of the participants in such a group), acquires during any Twelve (12) month period more than Fifty Percent (50%) of the total voting power of the Bank or Holding Company stock; or,

                                9.5.2        A merger, consolidation, or other reorganization where the Bank or Holding Company is not the surviving entity and where said stockholders of record of the Bank or Holding Company do not individually or as a group own more than Fifty Percent (50%) of the total voting power of the surviving entity’s stock.

                9.6           Compliance with IRS Section 409A.  Notwithstanding any other provision of this Agreement, all of its terms and conditions, including but not limited to the Change in Control Compensation and all other Compensation and Benefits sections shall be subject to and in compliance with the provisions of Internal Revenue Code Section 409A and the regulations promulgated thereunder.  To the extent any provision of this Agreement is deemed in the reasonable judgment of legal counsel or auditors of the Bank, or by any federal or state banking or securities regulators with jurisdiction over the Bank or the Holding Company to be in violation of IRC Section 409A, then the terms of this Agreement may be modified or amended by the Bank and/or the Holding Company so as to be in compliance with IRC Section 409A and the regulations promulgated thereunder while providing the same or like benefits or rights, net of taxes, contemplated under this Agreement.  Mr. Storm agrees in advance to any such modifications to this Agreement which may be required or advised in the reasonable judgment of legal counsel or auditors of the Bank or by any federal or state banking or securities regulators with jurisdiction over the Bank or the Holding Company.

ARTICLE X. INDEMNIFICATION

                10.1         Indemnification of the Bank.  Mr. Storm agrees to indemnify and hold harmless the Bank from and against any and all claims made against the Bank by any party by virtue of Mr. Storm’s past employment whether such claims are made by a past employer or by another party with whom Mr. Storm has dealt in the past.

                10.2         Indemnification of Mr. Storm.  The Bank will provide Mr. Storm with coverage under a standard directors’ and officers’ liability insurance policy at its expense, or in lieu thereof, will indemnify Mr. Storm to the fullest extent permitted under Maryland law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit, or proceeding in which he may be involved by reason of having been a director or officer of the Bank (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not limited to, judgments, court costs and attorneys’ fees, and the cost of reasonable settlements.

ARTICLE XI.  BREACH; REMEDIES

                11.1         Right to Cure; Default.  In the event that either party shall be alleged to be in breach of this Agreement, written notice shall be given by the other party and a Ten (10) day opportunity to cure shall be provided. After such Ten (10) day cure period, if the breach is not cured and remains as alleged, the breaching party shall be deemed in default and this Agreement may be terminated by written notice to the breaching or defaulting party.

                11.2         Injunctive Relief.  In the event of a breach of this Agreement, the Bank shall be entitled to injunctive relief restraining Mr. Storm from taking or continuing any action which would constitute a breach of the covenants contained herein.  Such injunctive remedies shall not be exclusive and shall be in addition to any and all other remedies which may be available to the Bank at law or equity, including, without limitation, the recovery of direct, indirect, incidental, consequential and/or punitive damages.  If successful in obtaining any injunctive relief, the Bank shall be entitled to collect from Mr. Storm their reasonable respective attorneys’ fees and costs. If the Bank is unsuccessful in obtaining its’ requested injunctive relief, then Mr. Storm shall be entitled to collect from the Bank his reasonable respective attorneys’ fees and costs incurred as a result of such attempted action(s) by the Bank.  The parties agree to jurisdiction and venue and service by the Federal District Court of Maryland and the Circuit Court of Anne Arundel County, Maryland.

11.3         Suspension of Benefits.  In the event of a breach or default by Mr. Storm of the covenants contained in this Agreement, the Bank shall have the right to suspend the payment of consideration provided for herein and/or to set-off against such payments the damages suffered by the Bank as result of such breach of this Agreement.

ARTICLE XII.  MISCELLANEOUS

                12.1         Entire Agreement.  This Agreement represents the entire agreement of the parties relating to the services of the Mr. Storm to the Bank.  All prior negotiations between the parties are merged into this Agreement and there are no understandings or agreements other than those incorporated herein.

                12.2         Severability; Court Enforcement.  The parties hereto covenant and agree that to the extent any provisions or portion of this Agreement shall be held, found or deemed to be unreasonable, unlawful or unenforceable, by any Court of law, then the parties hereto expressly covenant and agree that any such provision or portion thereof shall be modified to the extent necessary in order that any such provision or portion thereof shall be legally enforceable to the fullest extent permitted by applicable law and that any court of competent jurisdiction shall, and the parties hereto do hereby expressly authorize any court of competent jurisdiction to, enforce any such provision or portion thereof or to modify any such provision thereof shall be enforced by such court to the fullest extent permitted by applicable law.

12.3         Waiver.  The Bank and Mr. Storm each reserve the right to waive any of the terms of this Agreement which benefits the party waiving same.  Any such waiver must be in a writing signed by the party waiving the same.

12.4         Choice of Law.  It is the intention of the parties hereto that this Agreement shall be governed by the laws of the State of Maryland.

12.5         Successors.  The terms of this Agreement shall inure to the benefit of and be binding upon the Bank, its  successors and assigns, and upon Mr. Storm, his heirs, guardians and personal and legal representatives.

12.6         Gender.  The use of the masculine gender herein shall be deemed to be or include the feminine gender, wherever appropriate.

                12.7         Notices.  All notices, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or if sent registered or certified mail, return receipt requested, properly addressed and postage prepaid to the addresses set forth hereinabove.

                12.8         Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                12.9         Headings.  The Article and Section headings used herein are for convenience and reference only and shall not enter into the interpretation hereof.

12.10       Representation by Counsel.

                                12.10.1  Counsel for the Bank. The parties hereto acknowledge that Garth E. Beall, of the law firm of McNamee, Hosea, Jernigan, Kim, Greenan & Walker, P.A., 888 Bestgate Road, Suite 304, Annapolis, Maryland 21401 has been counsel to the Bank.  The parties hereto further acknowledge that Garth E. Beall, and McNamee, Hosea, Jernigan, Kim, Greenan & Walker, P.A. are anticipated to continue representation of the Bank following the execution of this Agreement.

                                12.10.2  Counsel for Mr. Storm.  The parties hereto acknowledge that Mr. Storm, for the purposes of this Agreement, has sought and obtained, or acknowledges his right and opportunity to seek and obtain the advice of his independent legal counsel with regard to the contents and interpretation of this Agreement and each party hereto is fully and independently apprised of the meaning and legal effect of this Agreement.

12.11       Amendments.  This Agreement may be amended or modified only by a written instrument signed by both parties.

                IN WITNESS WHEREOF, this Agreement has been executed by the Bank and Mr. Storm as of the day and year first above written.

CommerceFirst Bank:

By:
	Milton D. Jernigan, II, Chairman	Date

By:
	Michael T. Storm	Date